                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


1. Elk Corporation of Dallas, a Delaware corporation, which owns all of the outstanding stock of (a) Elk Corporation of America, a Nevada corporation,
     (b) Elk Corporation of Alabama, a Delaware corporation, (c) Elk Corporation of Texas, a Nevada corporation, and (d) Elk Corporation of Arkansas, an Arkansas corporation.

2. Cybershield, Inc., a Delaware corporation, which owns all of the outstanding stock of (a) Cybershield of Georgia, Inc. (formerly YDK America, Inc.), a Georgia corporation, (b) Cybershield of Texas, Inc., a Delaware corporation, and (c) Cybershield International, Inc., a Delaware corporation.

3.   Elcor Management Corporation, a Nevada corporation.

4.   NELPA, Inc., a Nevada corporation.

5.   Elcor Service Limited Partnership, a Texas limited partnership.

6.   Chromium Corporation, a Delaware corporation.

7.   OEL, Ltd., d/b/a Ortloff Engineers, Ltd., a Nevada corporation.

8.   Ortloff de Venezuela, S.A., a Republic of Venezuela corporation.

9. M Machinery Company, a Delaware corporation, which owns all of the outstanding stock of M Service Corporation, a Delaware corporation.

10.  GA Industries Corporation, a Delaware corporation.